EXHIBIT 10.11

July 6, 2016

Raj Aji

Re:Offer of Employment - Bill.com, Inc.

Dear Raj:

I am very pleased to confirm our employment offer to you with Bill.com, Inc. as General Counsel, reporting to me. We are all excited about having you join the Bill.com team. The terms of our offer and the benefits currently provided by Bill.com are as follows:

1. Starting Salary. Your starting bc1se salary will be Two Hundred Fifty Thousand Dollars ($250,000) per year (less applicable withholding) and will be subject to periodic review.In addition, you will have an annual target bonus of up to Fifty Thousand Dollars ($50,000) (paid semi-annually) should you achieve specific agreed upon performance goals to be finalized between yqu and your manager within 45 days of your hire date. For the twelve (12) month period beginning July 1, 2017 your annual bonus target will be increased to Seventy Five Thousand Dollars ($75,000). In addition, we will pay you a one-time bonus of $25,000 within thirty (30) days of your start date, and you agree to repay this amount if you voluntarily resign from Bill.com  within twelve (12) months of your start date. The target bonus amounts and goals will be subject to periodic review.

2. Benefits. In addition, as a regular full-time employee, you will be eligible to participate in regular health insurance and other employee benefit plans established by Bill.com for  its employees from time to time. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment and benefits.

3. Options. We will recommend to the Board of Directors of Bill.com that you be granted the option to purchase up to Four Hundred Fifty Thousand (450,000) shares of Common Stock of Bill.com under our 2016 Equity Incentive Plan (the "Plan") at the fair market value of Bill.corn's Common Stock, as determined by Bill.corn's Board of Directors on the date the Board approves such grant.The options shall be subject to Bill.corn's standard terms and conditions under  the  Plan and, subject  to  your  continued employment  with Bill.com, will vest  as outlined below  and be subject  to  double trigger  acceleration  on the  terms and•conditions  set forth in the Appendix attached to this letter.

Vesting schedule is as follows:One fourth (1/4th) of the shares subject to  the  option shall vest on the one (1) year anniversary of your employment start date and in equal  monthly increments thereafter  over the thirty-six (36) months following such anniversary. However, the grant of these options by Bill.com is subject to the Board's approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of Bill.com. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.

4. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of Bill.com, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. You will be entitled to a severance payment if your employment is terminated following the closing of  an Acquisition as set forth in the Appendix attached to this letter. Any statements or representations to  the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written agreement signed by you and Bill.com.

5. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

6. Confidentiality. As an employee of Bill.com, you will have access to certain confidential information of Bill.com and you may, during the course of your employment, develop certain information or inventions that will be the property of Bill.com. To protect the interests of Bill.com, you will need to sign Bill.corn's standard Employee Invention Assignment and Confidentiality Agreement (the "Employee Invention Assignment and Confidentiality Agreement") as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. During the period that you render services to Bill.com, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Bill.com. You will not assist any other person or organization in competing with Bill.com or in preparing to engage in competition with the business or proposed business of Bill.com.

7. No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, the Employee Invention Assignment and Confidentiality Agreement,•any agreements concerning stock options granted under the Plan, and your commencement of employment with Bill.com will not violate any agreement currently in place between yourself and current or past employers.

8. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

9. Arbitration. You and Bill.com agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with Bill.com and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in Bill.com, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive reli fin court related to the improper use, disclosure or misappropriation of a party's proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in Santa Clara County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This letter does not, however, restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee's ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-emplovment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

10. Equal Employment Opportunity. Bill.com is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. Bill.com prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

11. Other Provisions. This letter, together with the Employee Invention Assignment and Confidentiality Agreement and any agreement governing the stock option described above sets forth the entire agreement between you and Bill.com with respect to your employment by Bill.com and cancels and supersedes any other oral or written agreement, discussion or understanding between you and Bill.com with respect to the subject matter hereof. This letter can only be modified in a written agreement signed by both you and Bill.com. This letter shall be governed by the laws of the state of California without regard to conflict of laws provisions thereof and may be amended only in a writing signed by you and an authorized officer of Bill.com.

12. Acceptance. This offer will remain open and is contingent on reference and any background checks until July 12, 2016. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. This offer is rescinded if you do not start your employment with Bill.com by August 22, 2016. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

13. Section 409A.

(a)Notwithstanding anything to the contrary in this letter, if you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the final regulations and any guidance promulgated thereunder ("Section 409A") at the time of your termination (other than due to death), and the severance payable to you, if any, pursuant to this letter, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following your termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the applicable Section 409A Limit may be made within the first six (6) months following your termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of this letter, "termination of employment" shall mean "separation. from service," within the meaning of Section 409A(a)(2)(A)(1) of the Code.

(b)The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

We look forward to the opportunity to welcome you to Bill.com.

/s/ Rene Lacerte

______________________________

Rene Lacerte

CEO

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as set forth herein.

/s/ Raj Aji

_________________________

Raj Aji

APPENDIX

Double Trigger Vesting Acceleration and Severance.

(a) Acceleration of Vesting and Severance. In the event that your employment is terminated by the Company without Cause, or you resign for a Good Reason, at any time during the period beginning on the closing of an Acquisition and ending on the one (1) year anniversary of such closing, then Fifty Percent (50%) of your then-unvested shares of Option Stock will automatically vest and the Company will pay you a severance payment equal to three (3) months of your last base salary. Your right to this vesting acceleration and severance will be contingent upon your executing (and not rescinding) a general release of claims against the Company, its employees, officers, directors, stockholders, agents and assigns on the Company's standard form.

(b) Certain Definitions

"Acquisition" means a Sale of the Company (as defined in the Company's Restated Certificate of Incorporation currently in effect).

"Cause" for your termination will be deemed to exist at any time  after  the occurrence of one of more of the following: (i) your conviction for, or guilty plea to, a felony involving moral turpitude; (ii) a willful refusal by you to comply with the lawful and reasonable instructions of the Company, or to otherwise perform your duties as lawfully and reasonably determined by the Company, in each case that is not cured by you (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to  you  of such refusal;  (iii) any willful act or acts of dishonesty undertaken by you and intended to result in your (or any other person's) material gain or personal enrichment at the expense of the Company or any of its customers, partners, affiliates, or employees; (iv) any willful act of gross misconduct by you which is injurious to the Company; or (v) any material breach by you of your obligations in your Employee Invention Assignment and Confidentiality Agreement that is not cured by you (if such breach is of a type that is capable of being cured) within 15 days of written notice being given to you of such breach.

"Company" means Bill.com, Inc. and, unless the context otherwise requires, any entity that acquires the Company (or a direct or indirect parent entity of such acquiring entity).

"Common Stock" means common stock of the Company.

"Good Reason" means (i) a reduction in your then-current annual base salary; except for a reduction that is part of a proportional reduction of the base salaries of all Company executives; (ii) your Company stock options not being assumed by the acquiring entity (or a direct or indirect parent entity) in an Acquisition, or substantially equivalent consideration for such options not otherwise being offered in the Acquisition; (iii) the offices of the Company that you are required to report to being moved more than 30 miles; (iv) a material and adverse change in your duties and responsibilities (it being agreed that a change in duties and responsibilities following an Acquisition that is inherent in the Company becoming a part of a larger business organization shall not constitute a material adverse change); or (v) a reduction in your title to a level below that of "Vice President"; provided, however, that a resignation by you shall not be considered to be for a "Good Reason" under this agreement unless (i) you provide written notice to the Board, or your immediate supervisor, as applicable, of the occurrence of the event which you contend constitutes Good Reason within thirty (30) days of the date such event occurs, which notice states your intention to resign for a "Good Reason" under this Agreement as a result thereof, (ii) the Company does not effect a cure with respect to such event within fifteen (15) days of receipt of such written notice, and (iii) you thereafter resign and cease to perform services as an employee of the Company within ten (10) days of the expiration of the Company's cure period.

"Option Stock" means, at the relevant time, Common Stock that has been issued, if any, and that is issuable, upon exercise of the initial stock option granted to you by the Company.